UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3284 Northside Parkway NW Suite 150, Atlanta, GA	30327
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As of December 3, 2015, Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), entered into a Purchase and Sale Agreement (as amended, the "Purchase Agreement") with Village at Baldwin Park, LLC (the "Seller") for the acquisition of a fee simple interest in a 528-unit multifamily community in Orlando, Florida ("Baldwin Park") for an aggregate purchase price of approximately $110.8 million, exclusive of acquisition-related and financing-related transaction costs.

PAC-OP intends to assign the right to purchase Baldwin Park to a separate, to-be-formed, indirect, wholly owned subsidiary of PAC-OP. PAC-OP expects to complete the acquisition of the Baldwin Park in January 2015 (the "Acquisition"). Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximate 99% interest in, PAC-OP. In connection with the Acquisition, Preferred Apartment Advisors, LLC, a Delaware limited liability company ("PAA"), an affiliate of the Company, will receive an acquisition fee equal to 1% of the aggregate purchase price of Baldwin Park, or approximately $1.1 million.

At December 6, 2015, Baldwin Park was 98% occupied and had an average annual effective rental rate per unit of approximately $16,896. At December 31, 2014, Baldwin Park was 96% occupied and had an average annual effective rental rate per unit of approximately $16,332. At December 31, 2013, Baldwin Park was 92% occupied and had an average annual effective rental rate per unit of approximately $16,452. At December 31, 2012, Baldwin Park was 93% occupied and had an average annual effective rental rate per unit of approximately $16,812. At December 31, 2011, Baldwin Park was 96% occupied and had an average annual effective rental rate per unit of approximately $15,828. At December 31, 2010, Baldwin Park was 95% occupied and had an average annual effective rental rate per unit of approximately $14,568.

We currently plan to make approximately up to $5.0 million in aggregate capital improvements to Baldwin Park within the first three years of ownership and intend to put in place a more definitive plan for capital improvements closer to the closing date for the Acquisition.

All the leased space is residential with leases ranging from an initial term of three months to one year. No individual tenant occupies 10% or more of any of Baldwin Park.

Property taxes paid on Baldwin Park for 2015 were approximately $1.9 million. Baldwin Park was subject to a 2015 tax rate of approximately 2.9% of its assessed value of approximately $66.0 million. The Company currently anticipates there will be increases to the property taxes for 2016 and future years due to increased assessments that may occur in connection the closing of the Acquisition.

We expect the initial basis in Baldwin Park for federal income tax purposes will be equal to the purchase price allocated to Baldwin Park based on the third party appraisals to be performed prior to completing the Acquisition. We plan to depreciate Baldwin Park for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.

Under a contract with PAA and Baldwin Park, PAA's wholly owned subsidiary Preferred Residential Management, LLC will act as property manager for Baldwin Park. Upon completing the Acquisition, we believe that Baldwin Park will be adequately insured.

The material terms of the Purchase Agreement provide for: (i) an inspection period that expired on December 7, 2015; (ii) an earnest money deposit of $500,000 due at signing of the Purchase Agreement (the "Initial Deposit"), all of which was refundable for any reason during the inspection period; (iii) an additional earnest money deposit of $1,000,000 due at the expiration of the inspection period (the "Second Deposit", and together with the Initial Deposit, the "Earnest Money"); and (iv) a closing date on January 5, 2016, subject to extension pursuant to the Purchase Agreement. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements. Therefore, the Company can give no assurance that the transaction will be consummated.

The Company expects to fund the acquisition of Baldwin Park with planned first mortgage financing for Baldwin Park and a combination of the following: (i) cash on hand; (ii) borrowings under the Company's senior secured credit facility with KeyBank National Association; and/or (iii) the addition of a new, short-term, term loan facility with KeyBank National Association.

We currently are in discussion with Prudential Mortgage Capital Company, LLC ("Prudential") to provide a non-recourse first mortgage loan on Baldwin Park (the "New Loan") at approximately 70% of the purchase price, or approximately $77.5 million. We expect the New Loan (a) will be non-recourse to the borrower; (b) will mature in three years, subject to a one year extension that is available upon meeting Prudential's conditions which we expect will include a debt service coverage ratio and the payment of an extension fee of approximately $194,000; and (c) will bear interest at a floating rate of 2.30% over the 30-day LIBOR rate. We expect the New Loan will require monthly installments of interest only for the stated term of the New Loan. We expect the New Loan will only be secured by Baldwin Park and there will be no loan guaranties by the Company or PAC-OP.

Prudential is reviewing the underwriting information and detailed financial statements that we have provided in connection with the request for a rate quote for the New Loan. We are currently awaiting a final application and an index lock agreement from Prudential. After completing the applications and upon our receipt of a commitment letter for the New Loan, we will review the final terms and conditions of the New Loan to ensure they meet our needs. Assuming the New Loan meets our needs, we would then enter into rate lock agreements which will determine the final structure and cost of our financing. We do not anticipate material changes in the terms and conditions for the New Loan from those contained in the applications we plan to submit, but there could be changes in the terms of the New Loan which we would evaluate at the time we receive final commitments. The terms and conditions we have described for the New Loan are based on the terms and conditions quoted by Prudential and remain our good faith estimate of the expected material terms and conditions of the New Loan until we submit our applications and receive final commitment letters; however, the interest rate indexes contained in the quotes move daily and will impact the cost of our financing. We have not purchased any hedges against interest rate fluctuations and remain subject to those market changes until we lock in our spreads for any adjustable rate loan or rates for any fixed rate loan.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Purchase and Sale Agreement by and between Village at Baldwin Park, LLC and Preferred Apartment Communities Operating Partnership, L.P. dated as of December 3, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: December 11, 2015	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
Senior Vice President, General Counsel and Secretary